Exhibit 10.16
November 4, 2009
Dennis Wolf
15303 Via Palomino
Monte Sereno, CA 95030
     Re:      Offer Of Employment
Dear Dennis:
     We are pleased to offer you a position with Fusion, Inc., a Nevada corporation (the “Company” or “Fusion”). This letter serves to confirm to you our offer of employment pursuant to the following terms and conditions:
     1. Position. If you decide to join us, you will start in a full-time position as Senior Vice President, Chief Financial Officer of the Company on November 16, 2009. You shall report directly to the Office of the CEO. By signing this letter, you are confirming to the Company that (a) you are under no contractual or other legal obligations or restrictions that would prohibit you from performing your duties and responsibilities reasonably related to and consistent with your position at the Company and (b) you will use your best efforts to carry our such duties and responsibilities and to devote your full business time and attention thereto.
     2. Compensation and Benefits. You will be paid a starting salary at the rate of $220,000 per year, which will be paid in accordance with the Company’s standard payroll procedures. You will be entitled to receive an annual performance-based bonus (“Annual Bonus”) of up to 50% of your base salary, based on your achievement of Company and personal performance objectives that will be established by the Board. To earn any Annual Bonus, you must be continuously and actively employed through the end of the applicable fiscal year and the date on which the Company pays bonuses to its executive officers. The determination of whether an Annual Bonus has been earned, and in what amount, shall be determined by the Board of Directors at its discretion. To the extent you earn an Annual Bonus in any applicable fiscal year, the Annual Bonus will be paid to you no later than the [60th] day following the end of such fiscal year. By signing this letter, you acknowledge and agree that the Company and its board of directors shall have the right to modify salaries and benefits from time to time as it deems necessary in its discretion. As a Fusion employee, you will also be eligible to participate in Company-sponsored benefits. Additionally, you will be entitled to up to three weeks vacation per year with the timing and duration of specific vacations mutually and reasonably agreed to by you and the Office of the CEO and otherwise in accordance with the Company’s general vacation policy for employees in effect from time to time.
     3. Stock Options. In addition, if you decide to join the Company, we will recommend to our Board of Directors at its first regularly scheduled meeting following your start date, that the Company grant to you an option to purchase 730,000 shares of the Company’s common stock (the “Option”, at a strike price which is to be determined by the Board of Directors; provided that notwithstanding the foregoing, the Company shall recommend to the Board of Directors that it act by written consent or at a special meeting of the Board to grant you the Option as soon as reasonably practicable following your commencement of employment with the Company. This grant shall be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended, an “incentive stock option.” The Option will be subject to the terms and conditions of the Company’s 2008 Stock Incentive Plan (the “Plan”) to a 4-year vesting schedule as follows: (1) 25% of the shares subject to the Option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date, and (2) the remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company.
     4. Change in Control Acceleration. Subject to the foregoing approval by the Board, the vesting of shares underlying the Option shall be subject to acceleration under the following condition: If your employment is terminated by the Company without Cause (as defined in the Plan) (and not due to your death or any physical or mental disability within the meaning of applicable law) or if you resign for Good Reason, in either case within 12 months after a Change in Control Event (as defined in the Plan), subject to you signing and delivering (and not revoking) a general release of claims in a form acceptable to the Company (the “General Release”) within 21 days after the date of such termination (or such longer period as may be required by applicable law), you shall immediately be deemed to have a vested interest in that number of unvested shares that you would have vested in had you remained in service for an additional 12 months, notwithstanding the one-year cliff.
     For purposes of this offer letter, resigning with “Good Reason” means your resignation from employment with the Company (or its successor) within 90 days after any of the following occurring after a Change in Control Event without your consent provided you have given the Company at least 30 days prior written notice of your intention to resign and the event constituting Good Reason hereunder and the Company has failed to cure such event within 30 days of receiving the notice: (i) your removal from the position held by you immediately prior to the Change in Control Event or a material reduction in your responsibilities, authority or status with respect the Company’s business and operations, provided that, in either case, continued employment following the Change in Control Event with substantially the same responsibility with respect to the Company’s business and operations shall not constitute “Good Reason” (for example, if your position with the Company at the time of the Change of Control is Chief Financial Officer, you shall not have been removed from your position if you are employed by the Company, the acquiring company or one of its affiliates and you have substantially the same responsibilities with respect to the business of the Company immediately prior to the Change in Control); or (ii) a reduction in Executive’s Salary by more than 10% except in connection with a Company cost-reduction program applied to all executive officers; or (iii) a relocation of your principal place or work by more than fifty (50) miles from ‘the current location in San Jose, California which is also farther from your primary residence in the San Francisco Bay Area than the current location; or (iv) any material breach by the Company of a material provision of this offer letter, which the Company fails to cure within thirty (30) days of receiving written notice from you.
     5. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.
     6. Confidentiality and Non-Compete Agreement and Employee Innovations Assignment Agreement. As a condition to your employment with the Company, you will be required to sign the Company’s standard Employee Proprietary Information and Invention Assignment Agreement for employees resident in California, a copy of each of which is enclosed with this letter.
     7. Employment Relationship. Employment with the Company is for no specific period of time and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or no reason at all; we request, however, that in the event of resignation, you give the Company at least two weeks prior notice. Similarly, the Company is free to conclude its employment relationship with you at any time and for any reason, with or without cause and with or without notice. As a Fusion employee, you will be expected to abide by all Company rules and regulations. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company in this regard. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and by the Chairman of the Board of Directors.
     8. Termination. Upon termination of employment, you will be entitled to the following:
          (a) Death. Your employment with the Company shall terminate upon your death and the Company shall not be obligated to make any further payments to your estate, except amounts due as Salary and accrued but unused vacation earned at the time of your termination of employment, and reimbursement for any documented expenses incurred prior to the termination of your employment in accordance with the Company’s expense reimbursement policies (collectively, the “Accrued Obligations”).
          (b) Disability. In the event that the Board reasonably determines in good faith that you are unable to perform the essential functions of your employment with the Company due to any illness, incapacity or injury, after taking into account any reasonable accommodation that does not impose an undue hardship on the Company, for more than twelve (12) weeks in any rolling one-year period (“Disability”), unless a longer period is required by federal or state law, in which case that longer period would apply, the Board shall have the right to terminate your employment, and the Company shall not be obligated to make any further payments to you hereunder, except for the Accrued Obligations. You expressly agree that the Company shall have the right to permanently replace you in the event you are terminated due to a Disability.
          (c) Termination for Cause. The Chief Executive Officer or the Board may terminate your employment at any time immediately upon notice to you for “Cause”. For purposes of this Agreement “Cause” shall have the same meaning as in the Plan. In the event that the Company terminates your employment for Cause, the Company shall not be obligated to make any further payments to you, except for the Accrued Obligations.
          (d) Termination Without Cause. Notwithstanding any other provision of this Agreement, the Chief Executive Officer or the Board (in their sole discretion) shall have the right to terminate your employment at any time, for any reason or no reason, immediately upon written notice to you. If the Chief Executive Officer or the Board terminates your employment with the Company without Cause, subject to you signing (and not revoking) a General Release within 21 days after the General Release is provided to you by the Company (or such longer period as may be required under applicable law), you shall receive a continuation of the payment of your Salary for six (6) months in accordance with the Company’s standard payroll schedule (the “Severance Payments”). Your right to receive and retain any of the Severance Payments as well as your stock option grants is contingent upon your compliance with your continuing obligations to the Company under the terms of this Agreement and the Employee Proprietary Information and Inventions Agreement.
          (e) Resignation for Good Reason. You may resign from your employment for Good Reason (as defined above) upon written notice to the Company. If you resign without Good Reason, the Company shall have no further obligation to provide you compensation following the termination of your employment other than the payment of the Accrued Obligations. If you resign for Good Reason, the Company shall provide you with the same severance benefits (and subject to the same conditions) as specified above in Section 7(D) in connection with a termination without Cause by the Company.

     9. Outside Activities. During the term of your employment, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
     10. COBRA Benefits: Upon the Termination Date, you will have the option to convert and continue coverage for you and your eligible dependents under the Company’s group health and dental insurance plans, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 or Cal-COBRA as applicable (“COBRA”). You must make a timely election to continue such coverage for COBRA benefits. If your employment with the Company is terminated by the Company pursuant to Section 8(D) or by you pursuant to Section 8(D), following your separation from service, the Company will pay the premiums to continue you and any of your eligible dependents’ health insurance coverage under COBRA (provided that you are eligible and timely elect COBRA coverage) until the earlier of twelve (3) months after your separation from service and the first date that you and your eligible dependents are covered under another employer’s program, provided that the Company is providing you with health insurance coverage at the time of your termination and provided further that you execute (and do not revoke) the General Release within 21 days of the Company providing the General Release to you (or such longer period as may be required by applicable law).
     11. Federal Immigration Law. As required by federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
     12. Governing Law and Arbitration. This offer letter will be governed in all respects by the laws of the State of Utah without reference to any choice of law provisions. IN THE EVENT OF ANY DISPUTE OR CLAIM RELATING TO OR ARISING OUT OF OUR EMPLOYMENT RELATIONSHIP, INCLUDING ANY CLAIMS ARISING UNDER ANY FEDERAL, STATE OR LOCAL STATUTE, YOU AND THE COMPANY AGREE THAT ALL SUCH DISPUTES SHALL BE FULLY AND FINALLY RESOLVED BY BINDING ARBITRATION CONDUCTED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) IN SALT LAKE CITY, UTAH. THE ARBITRATION SHALL BE CONDUCTED PURSUANT TO THE EMPLOYMENT RULES AS THEN IN EFFECT OF AAA, AND ENFORCED PURSUANT TO THE PROVISIONS OF THE FEDERAL ARBITRATION ACT (9 U.S.C. §§ 1 ET SEQ.). BY EXECUTING THIS OFFER LETTER, BOTH THE COMPANY AND YOU ARE WAIVING OUR RESPECTIVE RIGHTS TO FILE A LAWSUIT IN COURT AND TO HAVE A JURY TRIAL. HOWEVER, THIS ARBITRATION PROVISION SHALL NOT PREVENT EITHER PARTY FROM FILING AN ACTION IN A COURT OF COMPETENT JURISDICTION IN UTAH TO ENSURE THAT THE RELIEF SOUGHT IN ARBITRATION IS NOT RENDERED INEFFECTUAL BY INTERIM HARM THAT COULD OCCUR PENDING AN ARBITRATION PROCEEDING, INCLUDING BUT NOT LIMITED TO DISPUTES OR CLAIMS RELATING TO OR ARISING OUT OF THE MISUSE OR MISAPPROPRIATION OF THE COMPANY’S TRADE SECRETS OR PROPRIETARY INFORMATION.

     13. Entire Agreement. This offer letter, the Confidentiality and Non-Compete Agreement and the Employee Innovations Assignment Agreement set forth the terms of your employment with the Company and supersede and replace any prior understandings or agreements, whether oral or written. This offer letter may not be modified or amended except by express written agreement that is signed by you and by the Chief Executive Officer or President of the Company.
     We are very excited about your decision to join our team, and hope that you find the foregoing terms acceptable. To indicate your agreement with these terms and acceptance of our offer, please sign and date this letter and the attached Employee Proprietary Information and Invention Assignment Agreement in the spaces provided and return them to me. A duplicate original of this offer letter is enclosed for your records.
Sincerely,
/s/ David Bradford
David Bradford, Chief Executive Officer
David Flynn, President and CTO
The Office of the CEO
I HAVE READ AND ACCEPT
THIS OFFER OF EMPLOYMENT:
Signature: /s/ Dennis P. Wolf
Name: Dennis P. Wolf
Dated: 11-03-09